Exhibit S

Form of Voting and Support Agreement

__________________, 2016

PRIVATE AND CONFIDENTIAL

VIA EMAIL

Re:           Voting and Support Agreement

____________________________

____________________________

____________________________

Dear _________________________:

As you know, OrbiMed Advisors LLC and Shanghai Runda Medical Technology Co., Ltd., through 1077801 B.C. Ltd. (the “Purchaser”) have been in discussions with the board of directors of Response Biomedical Corp. (“Response”) regarding a proposed transaction (the “Proposed Transaction”) to acquire all of the issued and outstanding shares in the capital of Response. It is contemplated that the Proposed Transaction will be implemented by way of a plan of arrangement under the Business Corporations Act (British Columbia), the details of which are set forth in a definitive arrangement agreement (the “Arrangement Agreement”), a draft of which has been provided to you and which is to be entered into by the Purchaser and Response upon the execution and delivery by you of this agreement. The execution and delivery of this agreement by you is a condition to the entering into of the Arrangement Agreement.

You hereby confirm to us that you are a director and/or officer of Response and the registered holder and/or beneficial owner of the equity securities of Response listed on Schedule “A” hereto  (collectively, the “Subject Securities”) and you agree to enter into this agreement (the “Agreement”) to support the Proposed Transaction. For greater certainty, the term “Subject Securities” will include:

(i)
all common shares in the capital of Response (“Response Shares”) now or hereafter beneficially owned, or in respect of which the voting is or may become, directly or indirectly, controlled or directed, by you as of or after the date hereof, including any securities of Response issued upon the conversion, exchange or exercise of any securities of Response convertible into or exchangeable or exercisable for securities of Response held by you or which may otherwise be acquired by you after the date hereof; and

(ii)
all Response Shares and other securities for which the Subject Securities may be exchanged or into which the Subject Securities may be converted or otherwise changed pursuant to any stock split, stock consolidation, merger, reorganization, recapitalization, amalgamation, plan of arrangement or other business combination.

You agree that any Response Shares or other securities of Response purchased or acquired by you after the date of execution of this Agreement shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Securities.

This letter confirms certain agreements made between you and the Purchaser (each, a “Party” and, collectively, the “Parties”).

1.	Agreement to Vote Subject Securities

(a)	You hereby covenant, undertake and agree that you will:

(i)
vote (or cause the registered holder, if you are the beneficial owner but not the registered holder of the Subject Securities, to vote) all of the Subject Securities (to the extent that such Subject Securities are entitled to a vote in respect of such matters):

(A)
in favour of the approval, consent, ratification and adoption of any resolution (the “Response Resolution”) approving the Proposed Transaction (and the Arrangement Agreement and any actions required in furtherance thereof) at every meeting of the securityholders of Response at which such matters are considered and at every adjournment or postponement thereof, (each, a “Meeting”), and not withdraw any proxy, withdraw any voting instruction form or otherwise change your vote in respect thereof; and

(B)
against any resolution or to oppose any action proposed by Response or any other person that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Proposed Transaction or that could reasonably be expected to impede, delay or interfere with the completion of the Proposed Transaction and against the approval of any Acquisition Proposal (as defined in the Arrangement Agreement) not made by the Purchaser or any person designated by it.

(ii)
at any meeting of shareholders of Response or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of Response is sought (including by written consent in lieu of a meeting), cause your Subject Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) your Subject Shares against any Acquisition Proposal and/or any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Proposed Transaction and each of the transactions contemplated by the Arrangement Agreement;

(iii)
not option, transfer, sell, gift, pledge, hypothecate, encumber, or otherwise dispose of any of the Subject Securities, or enter into any agreement, arrangement or understanding in connection therewith, except with the prior written consent of the Purchaser;

(iv)
not, and not permit any person under your control to: (a) solicit proxies, or become a participant, organize or act as part of a group in a solicitation in opposition to, or in competition with, the Proposed Transaction or the Arrangement Agreement; (b) assist any person, entity or group in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the Purchaser in connection with the Proposed Transaction or the Arrangement Agreement; or (c) act jointly or in concert with others with respect to voting securities of Response for the purpose of opposing or competing with the Purchaser in connection with the Proposed Transaction or the Arrangement Agreement;

(v)
not vote or grant to any person other than the Purchaser, or any person designated by the Purchaser, a proxy or power of attorney to vote, or deliver any voting instruction form, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote the Subject Securities, other than pursuant to this Agreement; and

(vi)
deliver, or cause to be delivered, to Response’s transfer agent, or as otherwise directed by the Purchaser, after receipt of the proxy circular and other proxy materials for, and not less than ten (10) Business Days (as defined in the Arrangement Agreement) before the date of, any Meeting, a duly executed proxy (or voting instruction form or other similar voting document, as applicable) directing that the Subject Securities be voted at such Meeting in favour of the Response Resolution (and the Arrangement Agreement and any actions required in furtherance thereof), and provide copies of all such documents to the Purchaser at the address below concurrently with their delivery as provided for above as well as provide notice to the Purchaser when the Subject Securities have so been voted.

(b)
You hereby revoke any and all previous proxies granted or voting instruction forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in this Agreement and you agree not to, directly or indirectly, grant or deliver any other proxy, power of attorney or voting instruction form with respect to the matters set forth in this Agreement except as expressly required or permitted by this Agreement.

(c)	You hereby waive, and agree in favour of the Purchaser not to exercise, any rights of appraisal or rights of dissent that you may have arising in relation to the Proposed Transaction.

2.	Compliance with Arrangement Agreement

The Purchaser agrees to comply with its obligations under the Arrangement Agreement. The Purchaser hereby agrees and confirms to the Shareholder that it shall take all steps required of it to consummate the Arrangement and cause the Consideration to be made available to pay for the Subject Shares, in each case in accordance with and subject to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement.

3.	Representations and Warranties of the Shareholder

You hereby represent and warrant to the Purchaser that: (a) as of the date hereof, you are, and as of the Effective Time (as defined in the Arrangement Agreement) and at all times between such date and such time, you will be, the beneficial owner of the Subject Securities free and clear of all Liens (as defined in the Arrangement Agreement) or that you exercise control or direction over the Subject Securities, and do not own (as registered holder or beneficial owner), or exercise control or direction over, any other securities of Response; (b) as of the date hereof, you have and as of the Effective Time, and at all times between such date and such time, you will have, the sole right to vote the Subject Securities; (c) other than this Agreement, none of the Subject Securities are, as of the date hereof, or will be, as of the Effective Time, or at any time between such date and such time, subject to any adverse claim or voting agreement, proxy, voting trust, vote pooling or other agreement with respect to the right to vote the Subject Securities or call meetings of holders of securities of Response; (d) as of the date hereof, no person has, and as of the Effective Time, and at all times between such date and such time, no person will have, any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, acquisition or transfer from you of any of the Subject Securities; (e) you have the requisite power and authority to make, enter into and carry out the terms of this Agreement; (f) this Agreement has been duly executed and delivered by you and constitutes your legal, valid and binding obligation enforceable against you in accordance with its terms; (g) there are not, as of the date hereof, and as of the Effective Time, and at all times between such date and such time, there will not be, any legal proceedings in progress before any Governmental Entity (as defined in the Arrangement Agreement) or, to your knowledge, pending or threatened against you, that would adversely affect in any manner your ability to enter into and carry out the terms of this Agreement; and (h) as of the date hereof, you have and as of the Effective Time, and at all times between such date and such time, you will have, filed all reports, if any, required under applicable law in respect of the Subject Securities and have otherwise complied in all material respects with all applicable laws in respect of the Subject Securities.

4.	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to you that: (a) it is a corporation existing, duly organized and in good standing under the laws of the Province of Alberta; (b) it has the requisite power and authority to make, enter into and carry out the terms of this Agreement; (c) this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction; and (d) the execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder do not and will not constitute a breach of its constating documents or any agreement to which it is bound, except where any such breach would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder.

5.	Control

If any of the Subject Securities are held through a nominee, corporation, trust or other legal entity, including but not limited to a broker or other financial intermediary, over which you have control as defined in the legislation governing the ownership of the property of such nominee, corporation, trust or other legal entity (either alone or in conjunction with any other person), you will vote or will cause to be voted such Subject Securities and exercise your power and authority to ensure that this Agreement is complied with by such nominee, corporation, trust or other legal entity.

6.	Disclosure

Prior to execution and delivery of the Arrangement Agreement, you agree that you will not make any announcement or communication, or otherwise disclose any information about the Potential Transaction (including, without limitation, the existence of the Arrangement Agreement or this Agreement, the terms outlined therein or herein and any discussions relating thereto or hereto) to the public or to any other third party, without the Purchaser’ prior written consent or as required by applicable law.

You agree (i) that reference to the existence, and factual details, of this Agreement (other than any registration particulars set out in Schedule “A”) may be set out in any public disclosure, including, without limitation, press releases, information circulars and court materials, produced by the Purchaser or Response, at the discretion of the Purchaser or Response, as applicable, in connection with the Proposed Transaction, and (ii) to this Agreement (other than any registration particulars set out in Schedule “A”) being filed and/or made available for inspection by the public to the extent required by applicable Canadian securities laws or stock exchange rules.

7.	Capacity as Shareholder

The Purchaser agrees and acknowledges that you are bound hereunder solely in your capacity as a shareholder of Response and that the provisions of this Agreement shall not be deemed or interpreted to bind you in your capacity as a director and/or officer of Response.  For greater certainty, nothing herein shall restrict or limit you from taking any action required in connection with your fiduciary duties as a director or officer of Response.

8.	Termination.

(a)	This Agreement will automatically terminate on the first to occur of:

(i)	the Effective Date;

(ii)	the date, if any, that the Arrangement Agreement is terminated in accordance with its terms;

(iii)	the date, if any, that the Purchaser, without your prior written consent, amends or otherwise varies the terms of the Arrangement Agreement in a manner that is materially adverse to you; and

(iv)	the Outside Date.

(b)	This Agreement may be terminated:

(i)	at any time upon the written agreement of you and the Purchaser; or

(ii)
by you, only if (i) the Purchaser breaches or is in default of any of its covenants or obligations under this Agreement in a material way, or (ii) any of the representations or warranties of the Purchaser under this Agreement shall have been at the date hereof, or subsequently become, untrue or incorrect in any material respect; provided, that you shall have notified the Purchaser in writing of any of the foregoing events and the same has not been cured by the Purchaser within fifteen (15) calendar days of the date such notice was received by the Purchaser.

(c)
Upon termination of this Agreement pursuant to either Section 7(a) or Section 7(b), no party will have liability to any other party, except in respect of a breach of any covenant, agreement or obligation hereunder, or a misrepresentation in this Agreement occurring prior to such termination.

9.	Change in Nature of Transaction.

(a)
In the event that: (i) the Purchaser, with the agreement of Response, determines in its good faith judgment that it is necessary or desirable to proceed with an alternative transaction structure, including, without limitation, a take-over bid or asset purchase, in conjunction with or instead of the Arrangement; and (ii) such alternative transaction provides the same, or better, financial treatment to all affected parties and the financial implications (including tax) for you are the same or better, and the alternative transaction is on terms that are not more adverse than those contained in the Arrangement Agreement (as described in each of the foregoing clauses (i) and (ii), a “Revised Transaction”), you shall support the completion of the Revised Transaction in the same manner and to the same extent that you have agreed to support the Arrangement under this Agreement.

(b)
In the event of any proposed Revised Transaction, the references in this Agreement to the Arrangement shall be deemed to be changed to “Revised Transaction” and all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Revised Transaction.

10.	Miscellaneous

(a)
Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(i)           to the Purchaser, c/o:

OrbiMed Advisors LLC
Unit 4706, Raffles City Shanghai Office Tower
268 Xizang Middle Road, Shanghai 20001, P.R. China

Attention:        Jonathan Wang, Senior Managing Director
Email:  WangJ@OrbiMed.com

Shanghai Runda Medical Technology Co., Ltd.
Room D-I, 15/F
Orient International Science & Technology Mansion
58 Xiangcheng Rd., Pudong District, Shanghai
Post: 200122

Attention:          Liu Hui, Chairman
Email:                 liuhui@rundamedical.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9

Attention:         Curtis Cusinato
Facsimile:         (416) 947-0866

 (ii)           to you, at the address set forth in Schedule “A” hereto.

(b)
This Agreement will be binding upon and enure to the benefit of you and the Purchaser and our respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement is assignable or transferable by either Party without the prior written consent of the other Party.

(c)
Each of the Parties covenants and agrees to do such things, to attend such Meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

(d)	Except as otherwise expressly provided in this Agreement, the Parties will each pay for their own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it.

(e)
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

(f)	Time is of the essence in this Agreement.

(g)
This Agreement constitutes the entire agreement between us with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. No variation or amendment to this Agreement will be effective unless in writing and signed by each Party hereto. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying upon any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

(h)	This Agreement will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(i)
This Agreement may be executed in any number of counterparts (including counterparts by facsimile or similar executed electronic copy) and all such counterparts taken together will be deemed to constitute one and the same instrument. The Parties will be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement between the Parties.

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Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning the same to the undersigned by facsimile or email.

Yours very truly,

1077801 B.C. LTD.

By:
Name
Title

Accepted and agreed to with effect from the _____ day of ________________, 2016.

Name:

SCHEDULE “A”
SUBJECT SECURITIES

Name of Securityholder
Registration Details
Please provide details of registered holder in the event that shareholder does not have shares registered in own name (name of broker, intermediary, nominee name, registration particulars, etc.)

	Number of Common Shares Held	Number of RSUs/DSUs Held	Number of Warrants Held	Number of Options Held	Number of Other Securities Held
		Vested: Unvested:	Vested: Unvested:	Vested: Unvested:

Address for Notice:

Name:
Address:

Facsimile:
Email: